EXHIBIT 99.2

NEWS RELEASE

FOR 3:00 P.M. CT RELEASE
April 28, 2005

CONTACT:
Sam Reinkensmeyer	Shawn Brumbaugh/Marian Briggs
Chief Financial Officer	Padilla Speer Beardsley Inc.
CNS, Inc.	(612) 455-1700
(952) 229-1500	sbrumbaugh@psbpr.com
sreinkensmeyer@cns.com	mbriggs@psbpr.com
Nasdaq: CNXS

CNS, Inc. Reports Record Fiscal 2005 Results

•	Fourth-quarter sales of $28.4 million and fully diluted earnings per share of $0.28 exceed expectations
•	Full-year net sales increase 8%, driven by strong domestic Breathe Right nasal strip sales
•	Full-year earnings per share of $0.93, up 58% versus prior year
•	Company expects another year of record growth in fiscal 2006

        MINNEAPOLIS, April 28 — CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today announced results for the fiscal year and fourth quarter ended March 31, 2005.

        For the 2005 fiscal year, CNS’ net sales grew 8 percent to a record $93.7 million versus $87.0 million in fiscal 2004. Net income in fiscal 2005 rose 60 percent to $13.7 million, or $0.93 per fully diluted share, compared to prior-year net income of $8.5 million, or $0.59 per fully diluted share.

        Net sales for the fiscal fourth quarter were $28.4 million, up 27 percent compared to $22.5 million in the prior-year period. Net income for the fourth quarter grew to $4.1 million, or $0.28 per fully diluted share, versus net income of $0.3 million, or $0.02 per fully diluted share, in the year-ago quarter.

        “Fourth-quarter sales and profits exceeded our expectations with strong performances by Breathe Right nasal strips both in the U.S. and internationally, as well as FiberChoice,” said Marti Morfitt, CNS’ president and CEO. “Our results benefited from the effectiveness of several important initiatives, combined with a longer U.S. cold and flu season. Domestically, the strengthening consumer demand for Breathe Right nasal strips that we saw in the third quarter continued to build throughout the fourth quarter, driving excellent financial results and providing great momentum as we enter fiscal 2006.”

CNS, Inc. Reports Record Fiscal 2005 Results

        During fiscal 2005, CNS focused on several key initiatives designed to expand market penetration of Breathe Right nasal strips in the U.S. and abroad, and further develop the FiberChoice brand. Milestones achieved in the 2005 fiscal year included:

•	The successful domestic relaunch of clear nasal strips, which drove very strong growth of clear nasal strips and a 13 percent overall annual increase in consumer demand for nasal strips;

•	Marketing testing designed to drive significant long-term growth in household penetration and consumer demand for Breathe Right nasal strips;

•	The launch of two new innovative products under the FiberChoice brand; and,

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Continued efforts in key international markets to build a foundation for strong growth in fiscal 2006. During the December 2004 quarter, the company began sales of Breathe Right nasal strips in Mexico. In Japan, CNS dramatically reduced trade inventories and reached a new distribution agreement to more closely align CNS revenues with consumer demand.

        The gross margin rate for the 2005 fourth quarter was 70 percent, down slightly from the prior-year period’s gross margin rate. The gross margin rate for the fiscal 2005 year was 72 percent, including a one-time benefit related to receipt of an import duty refund of $1.1 million, which was recorded during the December 2004 quarter. Excluding this one-time item, the fiscal 2005 gross margin rate was 70 percent, up slightly more than 1 percentage point versus the previous year, due primarily to lower product costs.

        Advertising and promotion expense for the 2005 fourth quarter of $9.0 million declined 25 percent versus the prior-year period, consistent with the company’s previous communications that advertising and promotion expense would be spent earlier and phased more evenly in fiscal 2005 compared to the previous fiscal year. For the 2005 fiscal year, advertising and promotion expense was $30.5 million, down 8 percent compared to the year-ago period, with lower spending and improved efficiencies across each of the company’s business units.

        During fiscal 2005, CNS generated $14.5 million in cash from operations, up from $8.6 million in fiscal 2004. As of March 31, 2005, the company had $60.8 million in cash and marketable securities. Yesterday, the company announced a 20 percent increase in its quarterly dividend to $0.06 per share, payable on June 3, 2005, to shareholders of record as of May 20, 2005.

CNS, Inc. Reports Record Fiscal 2005 Results

Fourth-Quarter and Full-Year Product Results

        Fourth-quarter sales of domestic Breathe Right products grew 22 percent to $19.5 million. This was the result of strong consumer demand for nasal strips caused by the relaunch of clear nasal strips. The relaunch included a new advertising message and also benefited from a longer cold and flu season compared to the prior year. Domestic Breathe Right sales for the 2005 fiscal year were $68.4 million, up 7 percent versus the 2004 fiscal year. “Given the momentum of Breathe Right strips, we will continue to focus Breathe Right advertising and promotion on nasal strips and will introduce a 28-count mentholated strip item in fiscal 2006,” said Morfitt.

        International sales of Breathe Right products strengthened during the 2005 fourth quarter, increasing 38 percent versus the prior year to $4.8 million, as the company resumed shipments to Japan, which is currently experiencing a stronger allergy season compared to a year ago. Full-year international sales totaled $12.9 million, down 1 percent from fiscal 2004 sales of $13.0 million. Despite growth in several European markets, Canada and Mexico, CNS shipped limited supplies to its distributor in Japan, which worked through high inventory levels during the first three quarters of fiscal 2005.

        Sales of FiberChoice dietary fiber supplements in the 2005 fourth quarter were $4.1 million, a 58 percent increase versus the year-ago quarter. CNS began shipping two new FiberChoice products to retailers in March 2005: the FiberChoice tropical orange Fiber Drops, which are a low-sugar, hard candy fiber drop; and FiberChoice sugar-free chewable fiber tablets in Assorted Fruit Flavors. FiberChoice sales for fiscal 2005 totaled $12.2 million, up 32 percent versus $9.3 million in the prior fiscal year.

        “We are very pleased with the rising consumer demand for our existing FiberChoice products, as well as retailers’ acceptance and initial shipments of our two new FiberChoice offerings,” said Morfitt. “With its rapid growth, FiberChoice sales now nearly equal our international sales.”

Company Provides Fiscal 2006 Outlook

        For the year ending March 31, 2006, CNS expects record sales in the range of $104 million to $110 million, up 11 percent to 17 percent versus the 2005 fiscal year. The company expects sales growth in the first half of fiscal 2006 to be stronger than in the second half of the fiscal year. Sales growth in the first half of fiscal 2006 is expected to be in the range of 20 percent to 25 percent, as the company benefits from the launch of the two new FiberChoice items; increasing consumer demand trends for domestic nasal strips; and resumption of a normal shipping pattern to Japan. Growth in the second half of fiscal 2006 is expected to moderate to 5 percent to 12 percent, as results compare against the high sales volumes

CNS, Inc. Reports Record Fiscal 2005 Results

resulting from the domestic Breathe Right clear strips relaunch during the third and fourth quarters of fiscal 2005.

        Management anticipates fully diluted earnings per share for fiscal 2006 to be in the range of $0.97 to $1.01. This estimated range represents 10 percent to 15 percent growth, excluding the $0.05 earnings per share benefit of the one-time import duty refund recorded in fiscal 2005. Earnings per share growth for fiscal 2006 is expected to be concentrated in the first half of the fiscal year, based on the estimated phasing of revenue growth.

        “We are excited about our prospects to achieve a stronger revenue growth rate in 2006, made possible by the focus that our team placed on this year’s key growth initiatives,” said Morfitt. “In particular, we believe there are opportunities to further extend the household penetration of our flagship domestic nasal strips business.”

Conference Call Webcast

        A conference call to review the fourth-quarter results is scheduled today at 4 p.m. CT (5 p.m. ET). Interested participants may listen to the live conference call or replay over the Internet by logging onto CNS’ Web site at www.cns.com. A replay of the fourth-quarter conference call may also be accessed by dialing toll-free 1-800-405-2236, conference call ID 11028941, between 6 p.m. CT on Thursday, April 28, and 6 p.m. CT on Thursday, May 5.

About CNS, Inc.

CNS, based in Minneapolis, designs and markets consumer health care products, including Breathe Right® nasal strips and FiberChoice® dietary fiber supplements. The company focuses on products that address important consumer needs within the aging well/self-care market, including better breathing and digestive health. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

        Some of the information contained in this news release is forward-looking and subject to certain business risks as described in the company’s filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-K for the year ended March 31, 2004. This news release contains forward-looking statements, which involve risks and uncertainties.

CNS, Inc. Reports Record Fiscal 2005 Results

CNS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts) (unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2005	2004	2005	2004
Net sales	$28,421	$22,466	$93,732	$86,980
Cost of goods sold	8,496	6,581	26,704	26,904

Gross profit	19,925	15,885	67,028	60,076

Operating expenses:
Advertising and promotion	8,994	11,911	30,515	33,101
Selling, general and administrative	4,857	3,730	16,462	14,227

Total operating expenses	13,851	15,641	46,977	47,328

Operating income	6,074	244	20,051	12,748
Investment income	265	187	935	725

Income before income taxes	6,339	431	20,986	13,473
Income tax expense	2,200	90	7,284	4,926

Net income	$4,139	$341	$13,702	$8,547

Diluted net income per share	$.28	$.02	$.93	$.59

Weighted average number of common and
potential common shares outstanding	15,021	14,774	14,758	14,488

CNS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands) (unaudited)

	March 31, 2005	March 31, 2004
Current assets:
Cash and marketable securities	$60,750	$49,421
Accounts receivable, net	15,030	11,394
Inventories	4,531	4,132
Other current assets	3,403	4,843

Total current assets	83,714	69,790
Long-term assets	3,501	3,744

Total assets	$87,215	$73,534

Current liabilities	16,064	14,890
Stockholders’ equity	71,151	58,644

Total liabilities and stockholders’ equity	$87,215	$73,534

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